UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 27, 2004

C-COR.net Corp.

(Exact name of Registrant as specified in its charter)

Pennsylvania	0-10726	24-0811591
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Decibel Road, State College, Pennsylvania 16801

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (814) 238-2461

(Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets.

On May 27, 2004, the Registrant issued a press release announcing that on that date, the Registrant completed its purchase of certain assets and the assumption of certain liabilities of Alopa Networks, Inc. (“Alopa”).

Alopa, located in Sunnyvale, California, is a provider of infrastructure software solutions for end-to-end activation, management, and assurance of digital services over cable. Alopa develops and markets OSS (operational support systems) solutions for broadband service providers that accelerate time-to-market for advanced network-based services and applications, including Internet telephone (VoIP), differentiated access, security, multimedia, and more. The assets purchased include Alopa’s MetaServ platform software that automates the entire subscriber life cycle, from equipment qualification through service creation and activation to customer support. These assets became part of the Registrant’s Broadband Management Solutions Division. The purchase price for the acquisition was $15.0 million, subject to certain adjustments. The nature and amount of consideration paid in connection with the acquisition was determined based on arms-length negotiations between the Registrant and Alopa. The Registrant used its available working capital to fund the acquisition. The acquisition is being accounted for as a purchase. Any excess of the purchase price and related costs over the fair value of the acquired net assets of the business will be recorded as goodwill. Assets acquired by the Registrant consist primarily of accounts receivable, fixed assets, contractual rights and obligations, intellectual property and equipment which were used by Alopa in its operations. The Registrant will continue to use such assets in the same manner as the assets were used by Alopa.

Item 7. Financial Statements and Exhibits

(c)	Exhibits

2.1 Acquisition Agreement dated as of May 10, 2004, by and among the Registrant, Broadband Management Solutions, LLC, Broadband Royalty Corporation, Alopa Networks, Inc. and Alopa Networks Private Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

C-COR.net Corp.

(Registrant)

June 7, 2004

By:	/s/ David A. Woodle
Name:	David A. Woodle
Title:	Chief Executive Officer